UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 25, 2008

TREATY OAK BANCORP, INC.

(Exact name of Registrant as specified in its charter)

Texas
(State or other jurisdiction of incorporation or organization)

000-52911		20-0413144
(Commission File Number)		(I.R.S. Employer Identification No.)

101 Westlake Drive Austin, Texas		78746
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:	(512) 617-3600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

                As a result of the Reclassification (as defined and described under Item 3.03 below), on February 26, 2008 Treaty Oak Bancorp, Inc. (the “Company”) issued approximately 288,000 shares of Series A Preferred Stock.  This issuance is exempt from registration under the Securities Act of 1933 under Section 3(a)(9) thereof.

Item 3.03. Material Modification to Rights of Security Holders.

                (a) On February 25, 2008 at the 2008 annual meeting of shareholders of the Company, the Company’s shareholders approved an amendment (the “Amendment”) to the Company’s Articles of Incorporation to effect a reclassification of all shares of common stock held by record shareholders owning less than 2,500 shares of Company common stock into shares of Series A Preferred Stock on a one-for-one basis (the “Reclassification”).  Those shareholders receiving shares of Series A Preferred Stock in the Reclassification will have the option to sell those shares to the Company at any time during the 30 day period following the Reclassification at a cash price equal to $11.00 per share.  Shares of common stock held by record shareholders owning 2,500 or more shares will remain outstanding and will be unaffected by the Reclassification.

                On February 26, 2008, the Company filed the Amendment with the office of the Texas Secretary of State.  The Reclassification became effective at 11:59 p.m. Central Time on February 26, 2008.  In addition, on February 26, 2008, the Company filed a Statement of Resolution with the office of the Texas Secretary of State to establish the terms of the Company’s Series A Preferred Stock.  As a result of the Reclassification, the Company now has fewer than 300 shareholders of record of common stock.

                Copies of the Amendment and the Statement of Resolution for Series A Preferred Stock are attached hereto as Exhibits 99.1 and 99.2.

                (b) Pursuant to the terms of the Company’s new Series A Preferred Stock, no dividend will be paid to holders of the Company’s common stock unless a dividend of no less than equal value is also paid to holders of the Company’s Series A Preferred Stock.  In addition, holders of the Series A Preferred Stock would receive a preferential payment upon the liquidation, dissolution or winding up of the Company equal to the greater of net book value per share of Series A Preferred Stock (as determined under generally accepted accounting principles) as of the date of such liquidation, dissolution or winding up and the amount per share to be paid to holders of common stock in such liquidation, dissolution or winding up.  In addition, upon a change of control of the Company, each share of Series A Preferred Stock would automatically convert into common stock on a one-for-one basis (subject to anti-dilution adjustments).

Item 8.01. Other Events.

                On February 27, 2008, the Company filed a Form 15 with the Securities and Exchange Commission.  This had the effect of terminating the Company’s registration of its common stock under the Securities Exchange Act of 1934, as amended.  As a result, the Company has become a non-reporting company and its obligations to file reports with the Securities and Exchange Commission have been terminated.  As a non-reporting company, the Company will no longer file periodic reports with the Securities and Exchange Commission, including annual reports on Form 10-KSB and quarterly reports on Form 10-QSB.  In addition, the Company’s common stock will no longer be traded on the Over-The-Counter Bulletin Board.  The Company anticipates that its common stock will be traded on the Pink Sheets.  The Company can give no assurance, however, that the common stock will trade on the Pink Sheets or, if it does, whether an active trading market for the common stock will develop.

Item 9.01.                  Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Description of Exhibit
99.1	Amendment to Articles of Incorporation.
99.2	Statement of Resolution for Series A Preferred Stock.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Treaty Oak Bancorp, Inc.
(Registrant)

Date: February 27, 2008	By:	/s/ Jeffrey L. Nash
Jeffrey L. Nash, President
and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Amendment to Articles of Incorporation.
99.2	Statement of Resolution for Series A Preferred Stock.